Exhibit 14 Code of Ethics

NORTHEAST BANCORP, NORTHEAST BANK, AND SUBSIDIARIES
CODE OF ETHICS

OVERVIEW

The Board of Directors has set forth this Code of Ethics to convey the message that integrity and ethical values of the highest standard should be maintained by every director, officer and employee of Northeast Bank and its subsidiaries. The following enumerates the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors, and with each other. These principles apply to all of the directors, officers, and employees of Northeast Bancorp, Northeast Bank, and Subsidiaries (referred to in this Code as the “Company”).

PRINCIPLES

Avoiding Conflicts of Interest

Every director, officer, and employee of the Company should be scrupulous in avoiding any action or interest that conflicts or gives the appearance of a conflict with the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer, or director takes actions or has interests than may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer, or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. Company employees are encouraged to utilize Company products and services, but this should generally be done on an arm’s length basis.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear cut, so if a question arises, a director, officer, or employee should consult with higher levels of management. Any director, officer, or employee who becomes aware of a conflict or a potential conflict is obligated to make a report to the designated provider of “Anonymous Incident Reporting.” The name and contact information of the current provider shall be appended to this policy.

Proper Use and Care of Information and Proper Recordkeeping

The Company recognizes its obligation to shareholders, customers, and employees to ensure protection of the confidentiality and integrity of all forms of data and information entrusted to it. Directors, officers, and employees must maintain confidentiality, even after that director, officer, or employee leaves the Company. Directors, officers, and employees must also prevent misuse of confidential information, such as improper insider trading, trading upon material non-public information, and disclosing confidential information.

All entries made by employees, officers, and directors to the books and records of the Company must be accurate, in accordance with established accounting and recordkeeping procedures and sound accounting controls, and in compliance with document retention requirements. Periodic reports submitted to the Securities Exchange Commission, other regulators, management, and the public must reflect full, fair, timely, and understandable disclosure of the Company’s financial information.

All employees, officers, and directors are required to respond honestly and candidly when dealing with the Company’s independent and internal auditors, regulators, examiners, and attorneys.

Dealings with Customers, Prospects, Suppliers, and Competitors

All dealings with customers, prospects, suppliers, and competitors must be conducted in accordance with law and on terms that are fair and in the best interests of the Company. Decisions relating to placement of the Company’s business with current or prospective customers and suppliers must be based solely on business consideration. Employees, officers, and directors must not allow personal relationships with current or prospective customers or suppliers to influence business decisions. Each employee who conducts Company business with customers and who approves and/or can influence customer transactions must adhere to the Company’s “Know Your Customer” policy. Employees must comply with all applicable laws and regulations pertaining to anti-money laundering, recordkeeping, antitrust, fair competition, anti-racketeering, and anti-bribery laws enacted by the United States government or any government ruling in foreign locations where the Company may conduct business.

Employees, officers, and directors are prohibited from soliciting for themselves or a third party (other than the Company itself) anything of value from anyone in return for any business, service, or confidential information of the Company. Employees, officers, and directors are prohibited from accepting anything of value (other than bona fide salary, wages, and fees) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

The U.S. Department of Justice has set forth guidelines concerning violations of the Bank Bribery Act. Northeast Bank endorses the following with respect to the value of gifts and amenities received:  A “reasonable” standard of conduct is one that permits a Director, Officer, or employee to receive the normal amenities that facilitate the discussion of business. This might include a business meal or modest entertainment, but would exclude the receipt of benefits that serve no demonstrable business purpose (a weekend fishing expedition or the receipt of expensive tickets to athletic or theatrical events). Other gifts and amenities presented (as holiday or birthday or opening celebration gifts, for instance) should in no case exceed $100.

Treating People Fairly and With Respect

It is the Company’s policy to treat people fairly and with respect. All employees, officers, and directors must deal with current and prospective customers, suppliers, visitors, and other employees without discrimination because of race, color, creed, religion, gender, national origin, ancestry, citizenship status, age, marital status, sexual orientation, physical or mental disability, veteran status, or any other classification protected by applicable law. Managers must create an environment free of harassment, discrimination, or intimidation. Managers and other employees who violate laws and Company policies requiring fairness and respectful treatment of others are subject to consequences which may include disciplinary action up to and including termination of employment. Any employee or director who believes that an act of harassment or discrimination has occurred with respect to another employee or director is encouraged to report the perceived violation to the designated provider of “Anonymous Incident Reporting.” The name and contact information of the current provider shall be appended to this policy.

Compliance with Laws, Regulations, and Policies

Employees, officers, and directors of the Company must not participate in any illegal or criminal activity. Any employee who has been convicted of or pleaded guilty to a felony or who has been sanctioned by a regulatory agency must immediately report such information in writing to the Director of Human Resources. Employees, officers, and directors must also respond to specific inquiries of the Company’s independent public accounting firm.

Employees, officers, and directors must protect the Company’s assets in whatever ways are appropriate to maintain their value to the Company. Employees and directors must take care to use facilities, furnishing, and equipment properly and to avoid abusive, careless, and inappropriate behavior that may destroy, waste, or cause the deterioration of Company property.

Employee should be aware of the laws and regulations applicable to the Company. These include, but are not limited to, the Bank Secrecy Act, Sections 23A and 23B of the Federal Reserve Act, Regulation O, the Securities Exchange Act of 1934, the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act, and the U.S. Patriot Act. Employees are responsible for talking to their manager or the Company Compliance Officer to determine which laws, regulations, and policies may apply to their positions, and what training is necessary to understand and comply with them.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Reporting Illegal or Unethical Behavior

Employees or directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers, or directors have an obligation to make a report to the designated provider of “Anonymous Incident Reporting.” The name and contact information of the current provider shall be appended to this policy. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law.

Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer, or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company then he or she is encouraged to submit those concerns and complaints to the designated provider of “Anonymous Incident Reporting.” The name and contact information of the current provider shall be appended to this policy. Please see the Company’s Financial Reporting and Accounting Complaint Policy for specific details.

Non-Retaliation

The Company strictly prohibits retaliation of any kind against individuals who have made good faith reports or complaints of known or suspected illegal or unethical behavior or violations of this Code of Ethics.

BACKGROUND CHECKS

The Company will put into place a risk-focused approach in determining when pre-employment background screening is considered appropriate or when the level of screening should be increased based upon position and responsibilities.

AMENDMENT, MODIFICATION, AND WAIVER

This Code may be amended or modified by the Board of Directors of the Company. There will be no waiver of any part of the Code for any director or officer except by a vote of the Board, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the Company. Waivers of any part of this Code for any other employee may be granted by joint approval of the Chairperson of the Board and the Chief Executive Officer.

Waivers will be disclosed to shareholders as required by the Securities Exchange Act of 1934 and the rules there under.

APPENDIX

The current provider of Anonymous Incident Reporting is Lighthouse Services who can be contacted on the web at Lighthouse-Services.com or by calling (800) 398-1496.